EXHIBIT 23.2

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of ChoiceOne Financial Services, Inc. on Form S-3 (Registration No. 333-44336); Form S-8 (Registration No. 333-91364); and Form S-8 (Registration No. 333-91366) of our report dated March 7, 2006 on the consolidated financial statements of ChoiceOne Financial Services, Inc. for the year ended December 31, 2005, which report is included in Item 8 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
/s/Crowe Chizek and Company LLC Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 25, 2008